FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC PROVIDES ADDITIONAL CREDIT LOSS ANALYSIS ON ALT-A
AND SUBPRIME LENDING
PASADENA, Calif. — March 29, 2007 —
IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), is providing this update to give investors additional information regarding the credit performance of its Alt-A and subprime loans and related residual and non-investment grade securities.
The loan performance analysis is based on data from First American LoanPerformance (FALP)1 as of Dec. 31, 2006. FALP data was used because it is the best and most objective data of issuer performance in the mortgage industry and enables reliable and accurate benchmarking of the performance of Alt-A loans versus subprime and of Indymac’s loan performance versus industry averages. While FALP data only represents 45 percent of Indymac’s current outstanding Alt-A loans serviced, we believe the delinquency and loss data for the Indymac FALP book is representative of our overall Alt-A book. In addition, Indymac’s loans in the FALP data represent 100 percent of the Company’s Alt-A non-investment grade and residual securities totaling $12.4 million at Dec. 31, 2006, and FALP data represents virtually all of Indymac’s subprime loans serviced and 100 percent of the Company’s subprime residual and non-investment grade securities totaling $79.7 million at Dec. 31, 2006.
Loan Performance Analysis
Loan loss data, as opposed to delinquency data, was used for this analysis because it is the most objective measure of credit performance and lending standards and practices. In addition, the five-year

[1]	First American LoanPerformance is a unit of real estate data specialist First American Real Estate Solutions, whose data includes mortgages that have been packaged and sold as mortgage-backed securities.

time period from 2002 to 2006 was selected because it represents over 99 percent of the remaining unpaid principal balances (UPB) for Indymac (99 percent of the UPB for the industry) and also includes substantially all of the Alt-A and subprime non-investment grade and residual securities Indymac owns as of Dec. 31, 2006. Loan loss statistics are presented in the chart below:
First American LoanPerformance Loss Data
2002 through 2006
As of Dec. 31, 2006

			Cumulative Losses
	Original	Cumulative	As A Percentage Of
($ in millions)	UPB Issued	Losses[2]	Original UPB[2]
Alt-A Loans:
Indymac	$80,879	$6.5	0.0081% (0.81 bps)
All Alt-A Issuers	$962,488	$452.5	0.0470% (4.70 bps)
# 1 Alt-A Issuer	$179,617	$64.6	0.0360% (3.60 bps)

Subprime Loans:
Indymac	$12,147	$20.0	0.164% (16.4 bps)
All Subprime Issuers	$1,379,062	$7,703.8	0.559% (55.9 bps)
# 1 Subprime Issuer	$143,551	$328.2	0.229% (22.9 bps)
The following should be noted from this objective, five-year, cumulative loan loss data:
1.	Industrywide Alt-A losses totaled $453 million, or 4.7 basis points (bps) of original UPB, —1/17th of the approximately $7.7 billion, or 55.9 bps, of industrywide subprime losses.

2.	The industrywide subprime loss rate of 55.9 bps of original UPB is 69.0 times higher than Indymac’s Alt-A loss rate of 0.81 bps.

3.	The industrywide Alt-A loss rate of 4.7 bps of original UPB is 5.8 times higher than Indymac’s Alt-A loss rate of 0.81 bps.

4.	Indymac’s subprime losses totaled $20.0 million, or less than three-tenths of one percent of total industry subprime losses.

5.	The industrywide subprime loss rate of 55.9 bps of original UPB is 3.4 times higher than Indymac’s subprime loss rate of 16.4 bps.

[2]	FALP losses are based on loan origination vintage (i.e., the year the loans were originated) as opposed to the year the loans were put into a securitization. Cumulative loss amounts for the industry data are derived from FALP data using original UPB and percentage loss amount data field due to the fact that this field includes estimated loss rates for those companies that do not provide loss data. Specific company data references the FALP loss amount data field.

“I think the facts, as we’ve outlined them, speak for themselves in terms of the credit quality of Alt-A production versus subprime—and, in particular, how Indymac’s credit quality shines in relation to the industry, validating our lending standards and practices,” commented Michael W. Perry, Indymac’s Chairman and CEO. “Alt-A is not ‘slightly’ less risky than subprime, it is a lot less risky. While Indymac does not have industry cumulative loss data for conforming loans for this time period, I find it inconceivable that conforming loan losses could be much lower than Indymac’s Alt-A cumulative losses of less than 1/100th of one percent, or 0.81 basis points, at this time.”
“I’ve also heard people say and read it in the press,” continued Perry, “that Alt-A lending is ‘in between’ prime and subprime lending. Well, that’s true but not very accurate given the facts. Let me give you a simple, visual geographic analogy. That’s like saying that our headquarters in Pasadena is ‘in between’ Los Angeles and Las Vegas. True enough, but there’s the question of degree: Pasadena is 11 miles northeast of Los Angeles and Las Vegas is 262 miles northeast of Pasadena.”
Residual and Non-Investment Grade Securities Analysis
Unrelated to FALP data, Indymac is also providing additional information on its Alt-A and subprime residual and non-investment grade securities portfolios in the tables below:
Indymac’s Residual and Non-Investment Grade
Alt-A and Subprime Securities at Dec. 31, 2006

($ in thousands)	Alt-A	Subprime	Total
2006	$3,700	$16,497	$20,197
2005	$1,554	$25,742	$27,296
2004	$6,451	$35,686	$42,137

Total 2004-2006	$11,705	$77,925	$89,630
2004-2006 As A Percent Of Total	94%	98%	97%
Pre-2004	$744	$1,739	$2,483

Total	$12,449	$79,664	$92,113

Reconciliation of Non-Investment Grade and Residual Securities:
Alt-A and Subprime			$92,113
HELOC			$127,575
Closed-end Seconds			$27,509
Lot Loans			$83,550

Total Residual and Non-Investment Grade Securities			$330,747

Indymac’s Residual and Non-Investment Grade
Alt-A and Subprime Securities Performance
2004-2006 Securities Issued

					Cumulative		Remaining
	Valuation as		Original Loss		Losses To		Losses in
	of 12/31/06	Original UPB	Assumption		Date		Valuation
($ in millions)	$	$	$	bps	$	bps	$	bps
2004-2006 Alt-A	$11.7	$2,699	$39.8	148	$0.4	1.5	$38.7	143
2004-2006 Subprime	$77.9	$7,669	$292.7	382	$7.4	9.7	$267.5	349

Total	$89.6	$10,368	$332.5	321	$7.8	7.5	$306.2	295
Based on this analysis, the following should be noted:
1.	Indymac’s Alt-A and subprime non-investment grade and residual securities totaled $92.1 million as of Dec. 31, 2006, or 4.5 percent of shareholders’ equity; those retained from 2004 to 2006 totaled $89.6 million, or 97 percent of the total portfolio and 4.4 percent of total shareholders’ equity; and those retained in 2006 totaled $20.2 million, or 1.0 percent of shareholders’ equity.

2.	Actual cumulative losses through Dec. 31, 2006 for Indymac’s Alt-A and subprime non-investment grade and residual securities retained from 2004 to 2006 were $7.8 million, yet the Dec. 31, 2006 valuation of these securities includes projected additional future losses of $306.2 million, or 39 times actual losses to date.
“Based on an objective analysis of the facts, talk of the ‘subprime contagion’ spreading to the Alt-A sector of the mortgage market is, in our view, overblown,” continued Perry. “Cumulative mortgage industry Alt-A loan losses over the last five years are 1/17th the loan losses for subprime loans based on the FALP data. In addition, as of Dec. 31, 2006, the 30+day delinquency percentage for Alt-A loans in the mortgage industry was 5.0 percent as compared to 21.7 percent3 for subprime loans, suggesting that the differential in loan loss performance for Alt-A versus subprime will continue into the future.”
Indymac will be following up in the future with additional credit performance data, including analyses of delinquencies as well as our HELOC and other residual securities. With respect to delinquency data, Indymac’s delinquencies are generally below comparable industry data for Alt-A loans. An exception to this is that our 2006 vintage of Alt-A loans show 60+ day delinquencies of 1.75 percent,

[3]	FALP delinquency data differs slightly from the data cited in Indymac’s press release dated March 15, 2007, as FALP frequently updates their data. We use the most recent data available, and this data covers loans in the 2002-2006 time period.

which is modestly higher than the industry data of 1.67 percent. Importantly, Indymac only owns $3.7 million worth of residuals and non-investment grade securities related to its 2006 vintage of Alt-A loans. Over the past few months, we have taken steps to tighten our guidelines for these products, particularly with respect to 80/20 piggyback loans, which we believe will have a material positive impact on our credit performance going forward.
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About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com